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                        PROMISSORY NOTE

$85,000                                 San Diego, California
                                        August 13, 1996

          FOR VALUE RECEIVED, the undersigned, Thomas F. Hubbard ("Maker"), promises to pay to the order of HomeTown Buffet, Inc., a Delaware corporation, the principal sum of $85,000 together with interest accruing from the date of this Note on the unpaid principal balance at the rate of the Prime Rate plus l% per annum. The Prime Rate shall be the prevailing prime rate of First Bank of Minneapolis. The initial Prime Rate will be the rate as of August 13, 1996. The interest rate will be adjusted, without notice, on the first day of each calendar quarter beginning October 1, 1996 to reflect the prevailing prime rate on the last business day of the immediately preceding calendar quarter.

     1. Payments. Principal and interest accrued to the date of each payment shall be payable in monthly installments on the thirteenth day of each month in the following manner. No installments of interest or principal shall be due for the period from September 13, 1996 through August 12, 1997. For the period commencing August 13, 1997 through July 13, 2000, installments shall be paid in level monthly payments and shall be determined by amortizing principal and interest over a five year period.
The final installment, for the period commencing due on August 13, 2000, shall be equal to the remaining unpaid balance, so that the entire unpaid principal amount and accrued but unpaid interest shall be fully paid on or before August 13, 2000.

     2. Acceleration. The holder may, at its option, elect to declare the entire unpaid balance of this Note immediately due and payable (i) if any payment is not made within 10 days of the due date, (ii) if Maker is in default of the Pledge Agreement (as defined below), (iii) if for any reason or no reason Maker's employment with HomeTown Buffet, Inc. terminates.

     3. Security. This Note is secured by the pledge of those certain securities described in the Pledge Agreement between Maker and Lender dated August 23, 1993 (the "Pledge Agreement"), and the Pledge Agreement is hereby amended to include Maker's obligations under this Note under the definition of "Note" set out in the Pledge Agreement.

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     4.   Prepayment.  Maker may prepay this Note without penalty
at any time. Any such prepayment shall be applied first to pay interest accrued to the date of prepayment and second to reduce the principal balance, with the most remote principal payment under this Note being prepaid first.

     5. Presentment and Demand. Maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. In any action on this Note, the holder need not produce or file the original of this Note, but need only file a photocopy of this Note certified by the holder to be a true and correct copy of this Note.

     6. Legal Fees. If any legal action or other proceeding is brought by the holder for the collection of this Note, Maker agrees to pay all reasonable sums for the holder's attorneys' fees and costs, at trial, on appeal, for any petition for review, and in any bankruptcy proceeding.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date set forth above.


                                   ____/signature/____
                                   Thomas F. Hubbard



HOMETOWN BUFFET, INC
(signing for the purpose of amending the Pledge Agreement)

____/signature/____
Glenn E. Glasshagel
Vice President of Finance